Exhibit 99.1

CVS Health Announces Board Changes

•	Teresa Heitsenrether to join the Board, bringing more than forty years of operating experience across data, analytics and technology at one of the world’s largest financial institutions

•	Larry Robbins to depart the Board after two years at CVS Health

Woonsocket, R.I., August 17, 2026 – CVS Health® (NYSE: CVS) today announced the appointment of Teresa Heitsenrether to its Board of Directors and departure of Larry Robbins from its Board.

Ms. Heitsenrether joins the CVS Health Board with nearly forty years of financial services leadership experience. She currently serves as Chief Data & Analytics Officer at JPMorgan Chase & Co. and is a member of the firm’s Operating Committee. Ms. Heitsenrether will join the Board of Directors effective November 18, 2026.

“Teresa’s extensive experience leading complex global businesses and driving technology-enabled transformation will be invaluable as CVS Health continues to innovate on its path to become a consumer focused, health technology company,” said David Joyner, Chair and Chief Executive Officer of CVS Health. “We look forward to benefiting from her deep knowledge in data, analytics, artificial intelligence, operational transformation and decades of financial expertise.”

“I am excited to join the most trusted healthcare company in the country, and look forward to assisting management as they progress to the next phase in the company’s strategic journey,” said Teresa Heitsenrether.

A member of the Board since 2024, Mr. Robbins has served on the Audit and Public Policy and External Affairs Committees. His departure from the Board of Directors was effective on August 13, 2026.

“Larry joined our Board at a pivotal moment in CVS’s history and was instrumental in helping sharpen our financial and operational focus during this period of transition for the business. From day one, he has been an invaluable and collaborative member of the Board bringing a focused financial perspective and deep knowledge of the health care industry” said David Joyner, Chair and Chief Executive Officer of CVS Health. “We are grateful for Larry’s insights and commitment to help strengthen CVS over the course of these important two years, as we laid our foundation for future success.”

“Two years ago we approached CVS Health Board and Management with a proposal to refresh corporate governance, improve operating performance and restore financial flexibility and discipline,” said Larry Robbins, CEO of Glenview. “The goal was and has always remained to drive better outcomes for CVS customers, stronger opportunities for CVS associates and the restoration of value for CVS lenders and shareholders. We were honored to partner with the

Board in a process of constructive evolution that has led to a cultural renaissance at the Company, significantly improved customer experience, a commitment to technology and innovation, a fully repaired balance sheet, dramatically improved financial performance and the recruitment and elevation of many talented leaders to form the leadership group of a revitalized CVS Health.”

About Teresa Heitsenrether

Teresa Heitsenrether is Executive Vice President and Chief Data & Analytics Officer of JPMorgan Chase and a member of the firm’s Operating Committee. She brings nearly forty years of financial services leadership experience, with extensive expertise in data and analytics, artificial intelligence, technology-driven transformation, risk management and complex global operations. Prior to her current role, Heitsenrether held several senior leadership positions at JPMorgan Chase, including CEO of Securities Services and Global Head of Prime Brokerage & Equity Financing, where she led large-scale business transformations and international growth initiatives. She has been recognized by American Banker and Barron’s among the most influential women in finance and holds an M.B.A. from New York University and a B.S. in Finance from Fordham University.

About CVS Health

CVS Health is a leading health solutions company simplifying health care one person, one family and one community at a time. As of June 30, 2026, the Company had approximately 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics and a leading pharmacy benefits manager with approximately 87 million plan members. The Company also serves an estimated 37 million people through a broad range of health insurance products and related services. The Company’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.